Exhibit (r)(2)

FREEDOM CAPITAL INVESTMENT ADVISORS LLC

SECTION 12.0 – CODE OF ETHICS

12.1 Introduction

The Firm, as an investment adviser, is a fiduciary that owes its clients a duty of undivided loyalty. In order to educate our employees, protect the reputation of the Firm and guard against violating the securities laws, both federal and state, the Firm is adopting this Code of Ethics (the “Code”) to establish standards of conduct to which our employees must adhere.

The Firm depends on its employees to provide high quality investment advisory services to clients, in a manner that is ethical, fair and equitable to all concerned.

Each page of this Code remains in effect until superseded by a revised version. The Code will be periodically revised and supplemented. When changes are made, revised copies of the relevant pages or an entire amended code will be provided to each employee.

Note: The Code as presented in this Section 12.0 incorporates the Code of Ethics contained in Part 2A of Form ADV. Therefore, all references to the Code in this Section 12.0 shall include the provisions of the Code of Ethics in Part 2A of Form ADV.

Employee Requirements

Each employee is required to:

•	Read the Code and maintain an updated copy of the Code in a place that allows easy reference;
•	Know and understand the content of the Code ;
•	Sign a statement acknowledging receipt of the Code and affirm understanding and compliance;
•	Report any possible violations of the policies and procedures contained in the Code that come to his or her attention. Failure to comply fully with the policies and procedures contained in the Code and all applicable securities laws may jeopardize the individual, his or her supervisors, and the Firm itself;
•	Contact a supervisor or compliance personnel with any questions about the contents of the Code.

The Firm will maintain a copy of a completed Code of Ethics Acknowledgement Form in each employee’s compliance file.

This Code is not a complete guide to all regulations and other compliance concerns.

Chief Compliance Officer

The Firm’s Chief Compliance Officer (“CCO”) will assist employees in interpreting this Code. Employees should consult the CCO, or their supervisor with any questions about the Code.

Use of the Code

This Code belongs to Firm and may not be given to any person, other than an employee of the Firm, without the permission of the CCO, except as provided in Part 2A of Form ADV.

12.2 Statement of Policy

It is the policy of this Firm to establish such procedures and guidelines governing the conduct of its business to prevent actual or potential conflicts of interest with its clients and to prevent violations of securities laws or other duties owed to clients.

Compliance with Laws and Regulations

Employees are not permitted to:

•	To defraud a client in any manner;
•	To mislead a client, including making statements that omit material facts;
•	To engage in any practice or course of conduct which operates or would operate as a fraud or deceit upon a client; or
•	To engage in any manipulative practice with respect to a client.

Client Interest First

It is the duty of Firm and all of its employees to at all times place the interests of clients first.

Conflicts Among Client Interests

It is the policy of the Firm to prohibit inappropriate favoritism of one client over another client as a breach fiduciary duty. The Firm has various subscription levels which delineate the service standards clients at each level can expect.

Confidentiality

It is the policy of the Firm that information concerning the identity of security holdings, to the extent known, of clients and former clients are and will remain confidential.

Firm’s Interest

In addition to the Firm’s fiduciary duty to its clients, which requires each employee to act solely for the benefit of the clients, employees also have a duty to act in the best interests of the Firm. Therefore, it is in the best of interests of Firm to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all situations that might pose a risk of securities laws violations or create conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the Firm’s employees can minimize their potential exposure and the Firm’s potential exposure to violations of securities laws, prevent fraudulent activity and reinforce fiduciary principles.

Failure to Comply

Failure to comply with the provisions of this Code is a ground for disciplinary action, including discharge by the Firm. Adherence to the Code is considered a basic condition of your employment with the Firm. If you have any doubt as to the propriety of any activity, you should consult with their Supervisor or the Firm’s CCO.

Distribution of the Code

A copy of this Code and any amendments will be provided to each employee (as defined in the Investment Advisers Act of 1940). Each person must acknowledge in writing the receipt of the Code. An “employee” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

12.3 Code Procedures

Personal Securities Transactions

An “access person” is an employee who has access to nonpublic information regarding a security; is involved in making securities recommendation to clients; or who has access to such recommendations that are non-public. Note that under this last clause, even if you have no involvement in making recommendations, you may become an access person simply by learning of recommendations or decisions being made by Firm in the course of your employment duties. A current list of Firm’s access persons can be found appended to the Firm’s WSPs. For the purposes of this Code, all employees are restricted from making Personal Securities Transactions on covered securities or securities on the Restricted List, as applicable.

For the purpose of this Code, "Personal Securities Transactions" include securities transactions for employee-related accounts. These are defined as accounts in the name of the employee; an account in which the employee has a beneficial or controlling interest; an account in the name of a spouse, domestic partner, or minor children of the employee, or any other person who lives with the employee and for whom the employee provides material financial support; and any account in which such persons have a beneficial or controlling interest.

"Beneficial interest" means the opportunity, directly or indirectly, to profit, or share in any profit derived from, a transaction in the subject securities. Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an access person has a beneficial interest in a security should be brought to the attention of the CCO.

If you have a substantial measure of influence or control over an account, but neither you nor your family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, you are not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions is not required. In all transactions involving such accounts you should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with our investment clients or with respect to your position as an employee of the Firm. In this regard, your attention is directed to "Other Conflicts of Interest," and "Other Transactions," respectively, which do apply to such situations.

The term "reportable security" for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and currency futures. More specifically, "security" has the same meaning set forth in Section 202(a)18 of the Advisers Act, except that it does not include:

Direct obligations of the government of the United States;

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements;

Shares issued by money market funds;

Shares issued by registered open-end funds; or

Shares issued by unit investment trust that are invested exclusively in one or more registered open-end funds.

Pre-Approval of Personal Securities Transactions

The following Personal Securities Transactions by an access person must be pre-approved in writing by the CCO prior to execution in accordance with the procedures set forth below:

IPOs (Initial Public Offerings)

Private Placements

Investment or private placements in entities that have the goal of having 50% or more their assets invested in sectors the Firm has research coverage on is prohibited.

The access person wishing to enter into a Personal Securities Transaction shall submit via e-mail a notice or the Pre-Approval Form to the CCO. The notice shall (a) state the name of the issuer and type of security, the proposed transaction date, the number of shares or the face amount of the security proposed to be purchased or sold, and (b) represent that to the knowledge and belief of the access person, after due inquiry, the proposed Personal Securities Transaction is not prohibited under the Code. Such a notice shall be submitted, and approval of the proposed transaction must be provided by the CCO via e-mail before execution of the proposed transaction. If the proposed Personal Securities Transaction is approved, a copy of the document evidencing approval and a copy of the notice requesting approval shall be maintained in the employee’s compliance file by Firm for a period of not less than five years (the first two years in the office of the CCO. In addition, each access person shall comply with the reporting requirements set forth below.

Reporting Requirements – Quarterly, Initial and Annually

The Securities and Exchange Commission ("SEC") Rule 204A-1 under the Advisers Act requires access persons of investment advisers to report their personal securities transactions and holdings.

Therefore, the Firm requires that a record of all Personal Securities Transactions made by access persons be made and kept available for inspection, and that these records be maintained on at least a quarterly basis. To comply with this policy, every access person and members of his or her immediate family in the same household must arrange for the CCO to receive from any broker, dealer, or bank that effects any Personal Securities Transaction, duplicate copies of account statements for each brokerage account in which such access person or such immediate family member has a beneficial interest. Each quarter, the CCO will review the brokerage statements and resolve any apparent issues. The CCO shall have sole discretion as to what action to take, including written censure, warning, or dismissal from the Firm.

Every access person must file an Annual Disclosure Form with the CCO within 30 calendar days after the end of each calendar year. The Annual Disclosure Form will require every access person to represent that he/she, and each member of his/her immediate family has arranged for the duplicate confirmations and periodic statements for each brokerage account required in the preceding paragraph to be sent to the CCO. Annual Disclosure Forms will be distributed to all access persons. Completed forms should be sent to the CCO. All access persons must file Annual Disclosure Forms even if there were no reportable transactions during the year. All Annual Disclosure Forms and periodic brokerage statements must be maintained for a period of not less than five years, the first two years in an appropriate office of Firm.

All access persons are required to submit to the CCO an Initial Brokerage Account Disclosure Form within 30 days of the date that such person became an access person that meets the following requirements:

•	Must disclose all the access person’s current securities holdings
•	The name of the broker-dealer or bank with which the access person maintains a personal account.
•	Information contained in the Initial Brokerage Account Disclosure Form must be current as of a date not more than forty-five (45) days prior to submission.

All access persons are required to submit to the CCO an Annual Brokerage Account Disclosure Form at least once during each 12-month period.

Protection of Material Nonpublic Information

For purposes of this Code, “material non-public information” includes information about the Firm’s securities recommendations and non-public information about a publicly traded company.

Material non-public information should be accessed on a “need to know” basis and should be treated as inside information within the accepted use of the term. Inside information is information that has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.

No employees of the Firm shall make use of material non-public (inside) information concerning any client or publicly traded company, nor shall any employee of the Firm disclose any such inside information to other persons, including clients of the Firm, if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated there under (together, the '"34 Act") or the spirit of the newly proposed Rule 204A-1. Every employee shall keep confidential any information communicated to such employee, including all information related to securities recommendations being made by the Firm.

An employee, who comes to possess or believes that he or she may have come to possess inside information concerning any publicly traded company, shall discuss such information with the CCO, who shall determine whether use of such information would violate the '34 Act or other laws. If the CCO determines that it would, he/she shall notify all employees that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from effecting Personal Securities Transactions until further notice.

Other Conflicts of Interest

Gifts

Employees should not seek, accept or offer any gifts or favors of material value (over $500.00 per item) or any preferential treatment in dealings with any broker-dealer, asset management company, financial institution, or any other organization with whom the Firm transacts business. See also "Other Transactions" below.

Cash

No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the Firm.

Entertainment

Occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted for business purposes are not prohibited. However, for both the employee's protection and that of the Firm, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the Firm, and whenever possible, prior approval should be sought from the CCO. Any question as to the propriety of such situations should be discussed with the CCO.

Other Conflicts of Interest

Employees should also be aware that other activities may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

•	Information acquired in connection with employment with the Firm may not be used in any way that might be contrary to or in competition with the interests of clients.
•	Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside the Firm and in no way can be used for personal gain.
•	All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) must be approved by the CCO prior to acceptance of any such position.

Other Transactions

No employee shall participate on behalf of the Firm, or any client of the Firm, or on such employee's own behalf in any of the following transactions:

•	Use of Firm funds for political purposes;
•	Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to retirement plans subject to ERISA) in violation of any applicable law;
•	Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);
•	Use of the funds or assets of the Firm for any unlawful or improper purpose; and
•	Use of any device, scheme, artifice, or practice that operates, or is intended to operate, as a fraud or deceit upon the Firm or any client of the Firm.

Whether a violation of any of these rules has occurred shall be determined by the Firm in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

Background Information

The Form ADV requires the reporting of past disciplinary actions taken against all "advisory affiliates." The term "advisory affiliates" includes directors and chief officers of an adviser; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only clerical, administrative, support or similar functions. Many advisory affiliates must also provide biographical information that must be reported to the SEC and state regulatory authorities.

All “advisory affiliates” are required to provide full information to the Firm as to all relevant past disciplinary actions taken against them, and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the CCO.

12.4 Review of Reports and Oversight of the Code

The CCO shall review all Annual Disclosure Forms filed by access persons under this Code.

The CCO, upon discovering that a violation of the Code has occurred, may impose such sanctions, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of employment of the violator.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the CCO.

Code of Ethics

Acknowledgement Form

❑	Initial Acknowledgement (New Employee)
❑	Annual Acknowledgement (Current Employee)

Please sign and date and return to: Abcd Efgh, Chief Compliance Officer

Freedom Capital Investment Management LLC

2200 Wilson Blvd., Suite 805, Arlington, VA 22201

I hereby acknowledge receipt of the Code of Ethics of the Firm.

I hereby represent and affirm that I have read the Code of Ethics (including the Code of Ethics contained in Part 2A of Form ADV) in its entirety and fully understand its contents. I assume the responsibilities and obligations assigned to me by the Code of Ethics. I further represent that if I should have any questions concerning the Code of Ethics or regulations or other information described therein, I will direct such questions to the Firm’s Chief Compliance Officer (“CCO”).

I hereby represent that all my personal securities transactions will be effected in compliance with the detailed requirements of the Code of Ethics.

I confirm that I have instructed all brokerage or other firms where I, or my household, maintain any investment accounts to supply duplicate copies of all of confirmations and monthly and quarterly account statements to the CCO.

Further, I hereby certify that I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

_______________________________	________________________
Employee Signature	Print Name

___________________________
Date

_______________________________	________________________
Chief Compliance Officer	Print Name

___________________________
Date

Appendix 1

Transactions in Personal Accounts of Access Persons

Pre-Approval Form

Employees must complete this Pre-Approval Form prior to engaging in certain personal transactions involving private placements and investment opportunities of limited availability as set forth in the Firm’s Code of Ethics.

Employees should complete this Pre-Approval Form and submit it to the Firm’s CCO.

Reason for Pre-Approval Request

The employee is submitting this Pre-Approval Request because proposed investment is:

•	Proposed investment is an IPO
•	Proposed investment is a limited offering (i.e., private placement, restricted stock, hedge fund etc.)

Investment and Transaction Information for Hedge Fund Investments

Date of Transaction ______________________________________________

Name of Private Investment Entity ____________________________________

Jurisdiction _______________________________________________________

Transaction _______________________________________________________

Initial Purchase __________________________________

Additional Purchase _____________________________

Redemption/Withdrawal ___________________________

USD Amount/Shares of Transaction ______________

Investment Information for Non-Hedge Fund Investments

Description of Investment: _______________________________________________

Issuer: _______________________________________________________________

Appendix 3

Transaction Information for Non-Hedge Fund Investments

Transaction Type Buy/Sell _______________________

Estimated Trade Date _______________________

Quantity: _________________________

Estimated Price: ____________________

Broker/Dealer (if any): _____________________

Conflict of Interest Information

Employees should provide any factors that may be relevant to a conflict of interest analysis______________________________________________________________

____________________________________________________________________

Representation and Signature

By executing this Form, I represent that my trading in this investment is not based on any material non-public information. I understand that pre-clearance will only be in effect for 24 hours from the date of the Chief Compliance Officer's signature.

_________________________________
Employee’s Name (please print)

_________________________________	____________________
Employee’s Signature	Date

Disposition of Pre-Approval Form

❑	Approved
❑	Denied

_________________________________	____________________
Chief Compliance Officer’s Signature	Date

Appendix 3

Brokerage Accounts of Access Persons

Initial Disclosure Form

In connection with my new status as an employee of the Firm, the following sets forth all of my brokerage accounts (Personal Trading Accounts). I have instructed the broker-dealer that duplicate statements for each of these accounts be forwarded to the CCO.

Broker-dealer or bank custodian	Type of Account

OR

❑	No brokerage accounts that have holdings in reportable securities as defined in the Firm’s Code of Ethics.

The undersigned employee certifies that all information contained in this report is true and correct as of _________________________ [must be a date within 45 days that this report is submitted to the CCO].

Name of employee: ________________________________

Signature of employee: __________________________________

Date: _________________________________

Compliance Review Signature:____________________________

Date:_____________________________________

Appendix 4

Brokerage Accounts of Access Persons

Annual Disclosure Form

The following sets forth all my personal brokerage accounts (as defined in Code of Ethics) as of December 31 (the “Annual Holdings Certification Date”). I have instructed the broker-dealer that duplicate statements for each of these accounts be forwarded to the CCO.

Broker/dealer or bank custodian	Type of Account

OR

❑	No brokerage accounts that have holdings in reportable securities as defined in the Firm’s Code of Ethics.

The undersigned employee certifies that all information contained in this disclosure is true and correct as of _________________________ (date must be within 45 days of the Annual Holdings Certificate Date).

Name of employee: ________________________________

Signature of employee: __________________________________

Date: _________________________________

Compliance Review Signature: ____________________________

Date:_____________________________________

Appendix 5

Personal Securities Transactions

Annual Disclosure Form

For the year ending _________________________, I am reporting the following:

❑	I have personal securities transactions to report for this period. A transaction includes a purchase (“buy”) order or a liquidating (“sell”) order. All duplicate records of transactions have been forwarded to the firm.
❑	I have established a new brokerage account during this period and have instructed the broker-dealer to forward duplicate account statements to the CCO. If the brokerage statement does not include trade and settlement dates, then the broker-dealer has also been instructed to send duplicate confirmations.
❑	I have previously disclosed all personal accounts.

Employee’s Name: _____________________________________________

Employee’s Signature: __________________________________________

Date: __________

Reviewed by:____________________________________ Date:_________

Appendix 6

Outside Business Activities

Disclosure Form

1. Describe any compensation for employment or other activity received from any other source:

2. List any public company in which you an officer, director, or 10% shareholder:

3. List any company or organization in which you are an employee, officer, director, or which you represent in any fashion, including non-profit organizations:

Employee’s Name: ____________________________________________

Employee’s Signature: _________________________________________

Date: __________

Reviewed by: _________________________________Date: ___________

Appendix 7